Exhibit 99.1

Name and Address of Reporting Person:	Bardin Hill Investment Partners LP
299 Park Ave., 24th Floor
New York, NY 10171

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported (Month/Day/Year):	July 12, 2023

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: HCN LP (“HCN”), HCN GP LLC (“HCN GP”), First Series of HDML Fund I LLC (“HDML”), Bardin Hill Event-Driven Master Fund LP (“Master Fund”), Bardin Hill Fund GP LLC (“Bardin Hill GP”), Bardin Hill Investment Partners LP (“Bardin Hill”), Avinash Kripalani, Jason Dillow, John Greene and Pratik Desai.

(2) HCN GP is the general partner of HCN. Bardin Hill GP is the general partner of Master Fund, Halcyon Mount Bonnell Fund LP (“Mount Bonnell”) and the investment member of HDML. Bardin Hill is the investment manager for each of HCN, HDML, Mount Bonnell, Halcyon Energy, Power and Infrastructure Capital Holdings LLC (“HEPI”) and Master Fund. Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority.  Avinash Kripalani is a Partner at Bardin Hill and serves on the board of directors of the Issuer as Bardin Hill’s representative.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its, his or her pecuniary interest.

(4) As reported by the Issuer in its Form 8-K filed on July 12, 2023, the 851 shares of Series A and 3,334 shares of Series B Convertible Preferred Stock directly held by HDML, 1,863 shares of Series A, 1,859 shares of Series B and 3,051 shares of Series C Convertible Preferred Stock directly held by HCN, and 266 shares of Series A, 291 shares of Series B and 303 shares of Series C Convertible Preferred Stock directly held by Master Fund will automatically convert into shares of the Issuer’s common stock, $0.0001 par value per share (“Common Stock”) ten business days following the qualifying FID Event that occurred on July 12, 2023 (as defined in the Certificate of Designations for the Issuer’s Series A, Series B and Series C Convertible Preferred Stock) in accordance with the terms of the applicable Certificates of Designations (the “Mandatory Conversion”).

(5) The conversion price per share is $5.0021, $5.0494, and $2.4656 for the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, respectively, as adjusted pursuant to the applicable Certificate of Designations. Upon the Mandatory Conversion, the Series A, Series B and Series C Convertible Preferred Stock will convert into 596,252, 1,086,234 and 1,358,477 shares of Common Stock, respectively, as follows: 830,491 to HDML; 1,976,601 to HCN; and 233,871 to Master Fund.

(6) Not applicable.

(7) Represents Common Stock held following the Mandatory Conversion as follows: 1,741,349 by HEPI; 1,538,882 by HDML; 6,117,325 by HCN; 571,909 by Master Fund; and 2,641,178 by Mount Bonnell.